Term Sheet
To underlying supplement No. 1 dated September 29, 2009,
product supplement AZ dated September 29, 2009,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Deutsche Bank AG
Term Sheet No. 1262AZ Registration Statement No. 333-162195 Dated July 14, 2011; Rule 433
Structured Investments	Deutsche Bank $ Capped Knock-Out Notes Linked to the Dow Jones EURO STOXX 50® Index and the Euro due July 20, 2012
General
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The notes are designed for investors who seek a return at maturity linked to the performance of the Dow Jones EURO STOXX 50® Index and the performance of the Euro against the U.S. dollar. The notes do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their initial investment if the Underlying Level declines by more than 30.00% from the Initial Underlying Level on the Final Valuation Date. If the Underlying Level does not decline by more than 30.00% from the Initial Underlying Level on the Final Valuation Date, investors will be entitled to receive a return on their investment equal to the greater of (a) the Underlying Return and (b) zero. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing July 20, 2012†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about July 14, 2011 (the “Trade Date”) and are expected to settle on or about July 19, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Currency of the Issue:	U.S. dollars
Underlying Index:	The Dow Jones EURO STOXX 50® Index (the “Underlying Index”) (Ticker: SX5E)
Underlying Currency:	Euro (EUR/USD)
Knock-Out Event:
A Knock-Out Event occurs if, on the Final Valuation Date, the Underlying Level has decreased from the Initial Underlying Level of 100 by more than the Knock-Out Buffer Amount. Therefore, a Knock-Out Event will occur if, on the Final Valuation Date, the Underlying Level is less than 70.00.

Knock-Out Buffer Amount:	30.00%
Maximum Return:	27.50%
Payment at Maturity:	•
If a Knock-Out Event has occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the Underlying Return. Accordingly, your Payment at Maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Underlying Return)
If a Knock-Out Event has occurred, you will lose a significant portion or all of your investment at maturity.
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If a Knock-Out Event has not occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the Underlying Return, subject to the Maximum Return and a minimum return of zero. Accordingly, your Payment at Maturity per $1,000 Face Amount of notes will be equal to $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Underlying Return, subject to the Maximum Return and (ii) zero.

Any Payment at Maturity is subject to the credit of the Issuer.
Underlying Return:	The Underlying Return will be calculated as follows:
Final Underlying Level – Initial Underlying Level Initial Underlying Level
Final Underlying Level:	The Underlying Level on the Final Valuation Date
Initial Underlying Level:	100
Underlying Level:	On any trading day, the Underlying Level will be calculated as follows:
100 x Index Return x Currency Return
Index Return:	On any trading day, the performance of the Underlying Index from the Initial Index Level to the Final Index Level, calculated as follows: Final Index Level Initial Index Level
Currency Return:	On any trading day, the performance of the Underlying Currency from its Initial Spot Rate to its Final Spot Rate, calculated as follows: Final Spot Rate Initial Spot Rate
Initial Index Level:	The Underlying Index closing level on the Trade Date
Final Index Level:	The Underlying Index closing level on the relevant trading day.
Initial Spot Rate:	The Spot Rate on the Trade Date
Final Spot Rate:	The Spot Rate on the relevant date of calculation
Spot Rate:
The official MID WM Reuters fixing at 4 pm London Time, expressed as the number of U.S. dollars per one Euro, subject to adjustment by the calculation agent in good faith and in a commercially reasonable manner in the event of certain market disruption events as set forth under "Market Disruption Events for Currency Based Underlyings or Basket Components" in the accompanying product supplement.

Final Valuation Date†:	July 17, 2012
Maturity Date†:	July 20, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1 A5 0 / US2515A1A506
†Subject to postponement as described in the accompanying product supplement under “Adjustments to Valuation Dates and Payment Dates”.
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$7.50	$992.50
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $992.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
JPMorgan
Placement Agent
July 14, 2011

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement AZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement AZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200186/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes Assuming a Range of Performances for the Underlying Index?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below reflect the Initial Underlying Level of 100.00, a Maximum Return of 27.50% and a Knock-Out Buffer Amount of 30.00%.  The results set forth below are for illustrative purposes only. The actual return on the notes will be based on whether or not a Knock-Out Event occurs and on the Underlying Return, both of which will be based on the performances of the Underlying Index and the Underlying Currency.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

Hypothetical Final Underlying Level	Underlying Return	Return on the Notes	Payment at Maturity
200.00	100.00%	27.50%	$1,275.00
190.00	90.00%	27.50%	$1,275.00
180.00	80.00%	27.50%	$1,275.00
170.00	70.00%	27.50%	$1,275.00
160.00	60.00%	27.50%	$1,275.00
150.00	50.00%	27.50%	$1,275.00
140.00	40.00%	27.50%	$1,275.00
130.00	30.00%	27.50%	$1,275.00
127.50	27.50%	27.50%	$1,275.00
120.00	20.00%	20.00%	$1,200.00
110.00	10.00%	10.00%	$1,100.00
105.00	5.00%	5.00%	$1,050.00
102.50	2.50%	2.50%	$1,025.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
75.00	-25.00%	0.00%	$1,000.00
70.00	-30.00%	0.00%	$1,000.00
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the returns set forth in the table above are calculated. The first four examples assume a Currency Return of 100.00%.

Example 1: The Underlying Level increases from the Initial Underlying Level of 100.00 to a Final Underlying Level of 110.00. Because the Underlying Return is 10.00%, a Knock-Out Event has not occurred and the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 10%) = $1,100.00

Example 2: The Underlying Level increases from the Initial Underlying Level of 100.00 to a Final Underlying Level of 130.00. Because the Underlying Return of 30.00% is greater than the Maximum Return of 27.50%, a Knock-Out Event has not occurred and the investor receives a Payment at Maturity of $1,275.00 per $1,000 Face Amount of notes, the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 x 27.50%) = $1,275.00

Example 3: The Underlying Level decreases from the Initial Underlying Level of 100.00 to a Final Underlying Level of 80.00.  Even though the Underlying Return is -20.00%, because a Knock-Out Event has not occurred, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 0%) = $1,000.00

Example 4: The Underlying Level decreases from the Initial Underlying Level of 100.00 to a Final Underlying Level of 50.00. Because the Underlying Return is -50.00%, a Knock-Out Event has occurred and the investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -50%) = $500.00

Examples 5 and 6 assume a Currency Return of 120.00% and 80.00%, respectively, and an Initial Index Level of 2,715.00. The actual Initial Index Level will be determined on the Trade Date.

Example 5: The level of the Underlying Index increases from the Initial Index Level of 2,715.00 to a Final Index Level on the Final Valuation Date of 2,850.75 and the Currency Return is 120.00%.  Because the Index Return is 105.00% and the Currency Return is 120.00%, indicating that the Euro has strengthened against the U.S. dollar such that the Final Spot Rate has increased from the Initial Spot Rate by 20.00%, the Underlying Return is 26.00%. Because a Knock-Out Event has not occurred, the investor receives a Payment at Maturity of $1,260.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 26%) = $1,260.00

Example 6: The level of the Underlying Index decreases from the Initial Index Level of 2,715.00 to a Final Index Level on the Final Valuation Date of 2,172.00 and the Currency Return is 80.00%.  Because the Index Return is 80.00% and the Currency Return is 80.00%, indicating that the Euro has weakened against the U.S. dollar such that the Final Spot Rate has decreased from the Initial Spot Rate by 20.00%, the Underlying Return is -36.00%. Because a Knock-Out Event has occurred, the investor receives a Payment at Maturity of $640.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -36%) = $640.00

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL – The notes are linked to the performances of both the Underlying Index and the Underlying Currency, and provide the opportunity to participate in any appreciation of the Underlying Index and the Underlying Currency at maturity, up to the Maximum Return on the notes of 27.50%. If a Knock-Out Event has not occurred, you will be entitled to receive at maturity at least the Face Amount of your notes. If a Knock-Out Event has occurred, you will be entitled to receive at maturity a return on the notes equal to the Underlying Return. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DOW JONES EURO STOXX 50® INDEX AND THE PERFORMANCE OF THE EURO RELATIVE TO THE U.S. DOLLAR – The return on the notes, which may be positive, zero or negative, is linked to the performance of the Dow Jones EURO STOXX 50® Index and the spot exchange rate of the Euro against the U.S. dollar. The Dow Jones EURO STOXX 50® Index is a free float-adjusted market capitalization index that seeks to provide exposure to European capitalization equity securities. The Dow Jones EURO STOXX 50® Index universe is defined as all components of the 18 Dow Jones EUROSTOXX Supersector indices. The Dow Jones EURO STOXX Supersector indices represent the Eurozone portion of the DowJones STOXX Total Market Index, which in turn covers 95% of the total market capitalization of the stocks traded on the major exchanges of 12 European countries. The Dow Jones EURO STOXX 50® Index universe includes Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. This is just a summary of the Dow Jones EURO STOXX 50® Index. For more information on the Dow Jones EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Dow Jones U.S. Indices – The Dow Jones EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange, and (ii) your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year.  If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Underlying Index, any of the component stocks underlying the Underlying Index or the Underlying Currency.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment.  An investment in the notes is exposed to the performances of both the Underlying Index and the Underlying Currency. The return on the notes at maturity is based on whether or not a Knock-Out Event occurs, and, if a Knock-Out Event does occur, based on the extent to which the Underlying Return is negative.  If a Knock-Out Event occurs, your investment will be fully exposed to the decline in the Underlying Level, and you will lose a significant portion or all of your investment in the notes.

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THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN – If the Final Underlying Level is greater than the Initial Underlying Level, for each $1,000 Face Amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 27.50%. Accordingly, the maximum amount payable at maturity will be $1,275.00 per $1,000 Face Amount of notes. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS —  The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates may hedge our exposure from the notes by entering into equity, equity derivative, foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Index and Underlying Currency and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Index or the Underlying Currency on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Index or the Underlying Currency. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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NEGATIVE PERFORMANCE BY BOTH THE UNDERLYING INDEX AND THE UNDERLYING CURRENCY COULD RESULT IN ACCELERATED LOSS ON THE NOTES – The notes are exposed to the performances of both the Underlying Index and the Underlying Currency.  For example, if both the Underlying Index and the Underlying Currency exhibit negative performance, the compounded effect on the Underlying Level could result in a Knock-Out

Event occurring and reduce the Payment at Maturity.  You could lose up to 100% of your investment in the notes.

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CHANGES IN THE LEVEL OF THE UNDERLYING INDEX AND THE EXCHANGE RATE OF THE EURO AGAINST THE U.S. DOLLARS MAY OFFSET EACH OTHER — Movements in the level of the Underlying Index and movements in the exchange rate of the Euro against the U.S. dollars may not correlate with each other. At a time when the level of the Underlying Index increases, the Euro may weaken against the U.S. dollar. Therefore, in calculating the Payment at Maturity, increases in the value of the Underlying Index may be moderated, offset or more than offset by declines in the value of the Euro against the U.S. dollar. Similarly, when the Euro appreciates against the U.S. dollar, the level of the Underlying Index may decline. Therefore, in calculating the Payment at Maturity, increases in the value of the Euro against the U.S. dollar may be moderated, offset or more than offset by declines in the level of the Underlying Index.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Dow Jones EURO STOXX 50® Index would have.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.   As a result, the price at which Deutsche Bank (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank (or its affiliates) may offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the notes.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The calculation agent will determine, among other things, whether a Knock-Out Event has occurred, the Final Index Level, the Final Spot Rate, the Underlying Return and the amount that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a Market Disruption Event has occurred. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The determination of a Market Disruption Event or a Knock-Out Event by the calculation agent could adversely affect the amount of payment you receive at maturity.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the closing levels of the Underlying Index and the Spot Rates of the Underlying Currency, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Final Underlying Level has decreased from the Initial Underlying Level by more than the Knock-Out Buffer Amount;
•	the expected volatility of the Underlying Index;
•	the time to maturity of the notes;
•	the dividend rate on the components stocks underlying the Underlying Index;
•	interest and yield rates in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. If the U.S. dollar strengthens against the Euro during the term of the notes, your return will be adversely affected. The relative values of the U.S. dollar and the Euro are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the United States and the Eurozone countries and between each country and its major trading partners;
•	the extent of governmental surplus or deficit in the United States and the Eurozone countries.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States and the Eurozone countries and those of other countries important to international trade and finance.

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IF THE LIQUIDITY OF THE EURO IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on any trading day or on the Final Valuation Date would likely have an adverse effect on the Spot Rate, and therefore, on the return on your notes. Limited liquidity relating to the Euro may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to calculate the Payment at Maturity using its normal means. The resulting discretion by the calculation agent in calculating the Payment at Maturity could, in turn, result in potential conflicts of interest.

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RISKS ASSOCIATED WITH INVESTMENTS IN NOTES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES — Investments in notes indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

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NON-U.S. SECURITIES MARKETS RISKS – Because foreign companies or foreign equity securities comprising the Dow Jones EURO STOXX 50® Index may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the notes involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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PAST PERFORMANCE OF THE UNDERLYING INDEX AND THE UNDERLYING CURRENCY ARE NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Underlying Index and the Underlying Currency over the term of the notes may bear little relation to the historical levels of the Underlying Index and the Underlying Currency and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying Index and the Underlying Currency or whether the performance of the Underlying Index and the Underlying Currency will result in any return of your investment.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date could adversely affect the level of the Underlying Index and the Spot Rate of the Underlying Currency and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graphs set forth the historical performance of the Dow Jones EURO STOXX 50® Index and the Euro from July 13, 2006 through July 13, 2011.  The Underlying Index closing level on July 13, 2011 was 2,715.05. The exchange rate of the EUR/USD on July 13, 2011 was 1.4161. We obtained the Underlying Index closing levels and exchange rates below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical levels of the Underlying Index and the historical exchange rates of the EUR/USD should not be taken as an indication of future performance, and no assurance can be given as to the Underlying Index closing level and the Spot Rate of the Underlying Currency on the Final Valuation Date.  We cannot give you assurance that the performance of the Underlying Index and the Underlying Currency will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $7.50 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.